Exhibit 5.1

May 26, 2020

DIRTT Environmental Solutions Ltd.

7303 — 30th Street S.E.

Calgary, Alberta, Canada T2C 1N6

Dear Sirs/Mesdames:

Re:    DIRTT Environmental Solutions Ltd. – Registration Statement on Form S-8

We have acted as Canadian counsel to DIRTT Environmental Solutions Ltd., a corporation amalgamated under the laws of Alberta, Canada (the “Company”), in connection with the proposed issuance of up to 5,850,000 common shares in the capital of the Company, no par value per share (the “Shares”) issuable pursuant to the DIRTT Environmental Solutions Ltd. Long Term Incentive Plan (the “Plan”). The Shares are included in a Registration Statement on Form S-8 (the “Registration Statement”) under The Securities Act of 1933 filed with the United States Securities and Exchange Commission (the “Commission”) on May 26, 2020.

This opinion is being delivered in connection with the Registration Statement, to which this opinion appears as an Exhibit.

For the purposes of the opinions expressed below, we have examined such statutes, regulations, public and corporate records and other documents and have made such investigations and considered such questions of law as we have considered necessary as a basis of the opinions hereinafter expressed. We have also examined the Registration Statement and the Plan, which has been filed with the Commission as an exhibit to the Registration Statement. We have relied on a certificate of an officer of the Company as to various questions of fact material to our opinion that we have not verified independently. In rendering the opinion expressed in paragraph 1 below, we have relied exclusively on a certificate of status dated the date hereof issued pursuant to the Business Corporations Act (Alberta).

In all such examinations, we have assumed the genuineness of all signatures and the authority and legal capacity of all persons signing documents reviewed by us, the authenticity of all documents submitted to us as originals and the completeness and conformity to authentic original documents of all documents submitted to us as true, certified or notarial copies or as reproductions (including documents received by facsimile), all documents submitted to us have been executed in the form reviewed by us and have not been amended or modified since the date they were submitted to us, by written or oral agreement or by conduct of the parties thereto, or otherwise, and the truthfulness and accuracy of all certificates of public officials and officers of the Company. We have also assumed the awards granted under the Plan will be duly granted by the board of directors of the Company (the “Board”), a Committee of the Board (a “Committee”) or pursuant to a delegation of authority granted by the Board or a Committee, all in accordance with the terms of the Plan.

We are solicitors qualified to practice law in the Province of Alberta and we express no opinion as to any laws or any matters governed by any laws other than the laws of the Province of Alberta and the federal laws of Canada applicable therein. The opinions expressed herein are given as at the date hereof and are based upon, and subject to, legislation and regulations in effect as of the date hereof and the facts as of the date hereof. We specifically disclaim any obligation, and make no undertaking to supplement our opinions herein, as changes in the law occur and facts come to our attention that could affect such opinions, or otherwise advise any person of any change in law or fact which may come to our attention after the date hereof.

Based upon and subject to the foregoing, we are of the opinion that:

1.	The Company is a corporation amalgamated under the Business Corporations Act (Alberta) and has not been dissolved.

2.

An aggregate of up to 5,850,000 Shares, when issued from time to time upon the due settlement, exercise or redemption, as applicable, of awards granted under and in accordance with the terms of the Plan and the terms and conditions of any agreement governing the grant of any such award will be validly issued by the Company as fully paid and non-assessable common shares in the capital of the Company.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of The Securities Act of 1933 or the rules and regulations of the SEC promulgated thereunder.

This opinion is for the benefit of the addressee in connection with the transaction to which it relates, and may not be relied upon, used, or quoted from or referred to in any other documents, by any other person or for any other purpose without our express written consent.

Yours truly,

/s/ Bennett Jones LLP